EXHIBIT 10.16

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated as of the “Effective Date” (as hereafter defined), is made between GPP Stonebrook LLC, a Delaware limited liability company (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”). Seller and Buyer are sometimes referred to herein, together, as the “parties” and individually, as a “party”.

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1.SIGNIFICANT DEFINITIONS. The terms below are hereby defined as follows:

“Additional Deposit”: Five Hundred Thousand and No/100 Dollars ($500,000) and all interest earned thereon.
“Addresses”:
“Seller’s Address”:    c/o Granite Peak Partners, Inc.
133 W. De La Guerra Street
Santa Barbara, CA 91301
Attention: Bruce Savett
Phone: (805) 892-4900
Fax: (805) 892-4901
Email: bruce@granitepeakpartners.com

With a copy to:    Raines Feldman LLP
9720 Wilshire Blvd., Fifth Floor
Beverly Hills, CA 90212
Attention: Ronald E. Altman
Phone: (310) 440-4100
Fax:     (424) 239-1766
Email: raltman@raineslaw.com

“Buyer’s Address”:    Steadfast Asset Holdings, Inc.
18100 Von Karman Ave., Suite 500
Irvine, CA 92612
Attn: Ana Marie del Rio, Esq.
Phone: (949) 852-0700
Fax:     (949) 852 0143
Email: AnaMarie.delRio@steadfastco.com

With a copy to:    Bryan Cave LLP
3161 Michelson Drive, Suite 1500
Irvine, CA 92612
Attention: Vanessa A. Sunshine
Phone: (949) 223-7122
Fax: (949) 223-7100
Email: Vanessa.sunshine@bryancave.com

“Broker”: ARA Colorado
“Closing Date”: The date on which the Deed conveying the Property to Buyer has been recorded in the Official Records.
“Contingency Date”: The date which is thirty (30) days after the later of Opening of Escrow or the delivery by Seller of the Seller Due Diligence Materials under Section 3.1.1 below.
“Deposit”: The Initial Deposit, the Additional Deposit (if and when made), the Extension Deposit (if and when made), and all interest earned on any of the foregoing.
“Effective Date”: The date upon which this Agreement is executed by the last of Seller or Buyer to execute this as indicated by the date inserted below such party’s signature. The date of execution by the Escrow Holder shall have no bearing on the Effective Date.
“Escrow Holder”: Fidelity National Title Insurance Company, which has an address at 1300 Dove Street, Suite 310, Newport Beach, CA 92660, Attention: Brian Lewis and Karen Robertson.
“Extension Deposit”: $225,000 and all interest earned thereon.
“Improvements”: All buildings and other improvements located on the Land, including, without limitation, three hundred four (360) residential apartment units.
“Initial Deposit”: Five Hundred Thousand and No/100 Dollars ($500,000) and all interest earned thereon.
“Insurer”: Lexington Insurance Company, Allied World Assurance Company, Chubb Custom Ins. Co., General Security Indemnity Company of Arizona, Starr Surplus Lines Insurance Company, Chubb Custom Ins. Co., Ironshore, and Lloyds of London.
“Land”: The real property located at 932 South Helena Way, Aurora, Colorado 80017, the legal description of which is attached hereto as Exhibit A.

“Leases”: All of Seller’s interest in and to all leases, licenses and occupancy agreements of the Real Property, a list of which is attached as Schedule “1” hereto, and including any new leases” which may be entered into by Seller subsequent to the Effective Date pursuant to Section 9.1 below.
“Official Records”: The Official Records of Denver County, Colorado.
“Opening of Escrow”: The date on which the Initial Deposit is required to be delivered to Escrow Holder.
“Permitted Exceptions”: Collectively, (i) the printed standard exceptions and exclusions contained in the “Title Policy” (defined in Section 6(c) below) except as otherwise agreed in accordance with Section 3.4 and subject to delivery of the affidavit required under Section 8.3(h); (ii) all exceptions that Buyer has approved hereunder, either by Buyer’s actual or deemed approval, (iii) the rights and interests of parties claiming under the Leases as tenants only; (iv) liens for real property taxes and assessments which are not due and payable as of the Closing Date and/or which are apportioned pursuant to this Agreement; (v) all applicable laws, ordinances, rules and regulations of any governmental authority; (vi) any exceptions or matters created by Buyer or its representatives; and (vii) matters that would be disclosed by an accurate survey or a reasonable physical inspection of the Property.
“Permits”: All of Seller’s interest in and to all federal, state and local governmental consents, waivers, authorizations, licenses, approvals and permits required for the occupancy, management, leasing, maintenance and operation of the Real Property.
“Personalty”: All of Seller’s right, title and interest in and to all furnishings, equipment, fixtures, appliances, supplies, materials and all other tangible personal property owned by the Seller located on, affixed to or used in connection with the Real Property, and any and all intangible rights and property owned by Seller and used in connection with the Real Property, including, without limitation, the name “Hearthstone at City Center Apartments” (including derivations thereof), websites, web domains and internet addresses, all phone number(s) for the Real Property, all fax number(s) for the Real Property, logos, entitlements, and plans, specifications, or surveys relating to the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager or the tenants of the Real Property under tenant leases.
“Property”: All of Seller’s right, title and interest in and to (i) the Real Property, (ii) the Leases, (iii) the Permits, (iv) the Personalty, (v) Service Contracts, and (vi) Warranties. Included in the Property shall be any and all the foregoing items in which any affiliate of Seller has any right, title or interest, to the extent the same is used solely in connection with the Property unless otherwise expressly agreed to by Buyer; it being understood and agreed that Seller shall cause such affiliate to convey the same to Buyer at Closing.
“Property Manager”: GREP Southwest, LLC d/b/a Greystar, a Delaware limited liablity company.

“Purchase Price”: $53,400,000.00.
“Real Property”: Collectively, the Land, the Improvements and all of Seller’s right, title and interest in and to all easements and rights appurtenant to the ownership of the Land and the Improvements.
“Scheduled Closing Date”: Thirty (30) days after the Contingency Date, subject to Seller’s right to extend the Scheduled Closing Date solely to accommodate a 1031 Exchange for up to three (3) consecutive periods of thirty (30) days each upon not less than twenty-one (21) days’ prior written notice to Buyer with respect to each 30-day extension exercised, and further subject to Buyer’s right to extend the Scheduled Closing Date for one fifteen (15) day period upon not less than five (5) Business Days’ written notice to Seller and posting of the Extension Deposit with Escrow Holder. To the extent it does not interfere in any aspect of Seller’s anticipated 1031 Exchange, as determined by Seller in Seller’s sole and absolute discretion, Seller agrees to advance the Scheduled Closing Date to a date mutually agreeable to the parties.
“Seller’s Representative”: Pierre Tada, who is a principal of the manager of Seller.
“Service Contracts”: All of Seller’s right, title and interest in and to all service contracts relating to the maintenance and operation of the Property, to the extent assignable, excluding, however, any property management contracts with affiliates of Seller, any insurance policies and any sale or leasing brokerage listing agreements, none of which excluded contracts will be assigned to Buyer at the Closing.
“Title Company”: Fidelity National Title Insurance Company.
“Warranties”: All of Seller’s right, title and interest in and to any guaranties or warranties relating to the Personalty, Leases, Land or Improvements.
2.    PURCHASE AND SALE.

2.1    Agreement to Buy and Sell. Subject to all of the terms and conditions of this Agreement, Seller hereby agrees to sell, assign and convey the Property to Buyer, and Buyer hereby agrees to acquire and purchase the Property from Seller.

2.2    Purchase Price. The Purchase Price for the Property shall be payable as follows:

2.2.1    Initial Deposit; Additional Deposit. Within one (1) Business Day after the Effective Date, Buyer shall deliver the Initial Deposit to Escrow Holder by certified check, wire transfer of federal funds or in another immediately available form. In the event Buyer fails to deliver the Initial Deposit in the manner and within the period described in this Section 2.2.1, this Agreement shall automatically be terminated and Seller shall have no further obligations hereunder. In the event this Agreement is not timely terminated in accordance with the provisions of Section 3.5 below, Buyer shall deposit with Escrow Holder the Additional Deposit in immediately available funds within one (1) Business Day after the expiration of the Contingency Period. In the event Buyer fails to deliver the Additional Deposit in the manner and within the period described in this Section 2.2.1, this Agreement shall automatically be terminated and neither Seller nor Buyer shall have any further obligations hereunder except those that expressly survive termination.

2.2.2    Interest Bearing Account. The Deposit and all other funds deposited into Escrow by or for the account of Buyer shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder, Buyer and Seller deem appropriate and consistent with the timing requirements of this Agreement (which shall have no penalty for early withdrawal). All interest accrued on the Deposit shall be added to the Deposit. Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the opening of escrow. Escrow Holder shall not commingle the Deposit with any funds of Escrow Holder or any other person or entity.

2.2.3    Balance of Purchase Price. On or before the Scheduled Closing Date, Buyer shall deposit with Escrow Holder funds (the “Closing Funds”) in an amount equal to (a) the Purchase Price less the Deposit and adjusted for (b) any applicable credits, prorations and closing costs allocated to Buyer as described in Section 8.6 and Section 8.7 below or otherwise expressly provided in this Agreement. The Closing Funds to be deposited by Buyer pursuant to this Section 2.2.3 shall be made by wire transfer of federal funds or in another immediately available form.

2.2.4    Independent Consideration. The Deposit being delivered by Buyer includes the amount of One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”). If this Agreement is terminated for any reason other than a breach by Seller, the Escrow Holder shall first disburse to Seller, from the Deposit, the Independent Consideration, prior to any other release or disbursement of the Deposit as provided for under this Agreement. The Independent Consideration shall be nonrefundable under all circumstances other than a termination of this Agreement due to a breach by Seller, provided that it shall be applied to the Purchase Price at Closing if the Closing occurs.

2.2.5    Insurance Proceeds/Holdback. Seller shall pay or credit to Buyer at Closing the amount of any and all insurance proceeds actually received by Seller as of the Closing Date from the “Insurance Claims Report” attached hereto as Exhibit F(“Report”) and the amount of any deductible relating thereto. Buyer acknowledges that Seller’s insurer is expected to pay to Seller the “Actual Cash Value” of the claim specified in the Report prior to completion of the repairs identified in the Report, and reimburse Seller for the “Replacement Cost Value” following completion. Seller hereby agrees that, prior to expiration of the Contingency Period, Buyer shall have the right to communicate directly with Insurer for the purpose of disputing the “Actual Cash Value”, “Replacement Cost Value”, and scope of work identified in the Report, and both Seller and Property Manager shall inform Insurer that Buyer is authorized to do so, and shall reasonable cooperate therewith. At Closing, Seller and its Property Manager shall assign the right to all proceeds from the Insurer to Buyer, which shall contain Insurer’s affirmative acknowledgement of its consent to such assignment (including agreement to continue coverage on Buyer’s behalf) and waiver of any right to assert a defense relating to such assignment (the “Insurance Assignment”), the form of which shall be executed by the parties prior to expiration of the Contingency Period and delivered to Escrow Holder,in trust for delivery to Buyer at the Closing or to Seller if the Closing does not occur for any reason.

3.    BUYER’S INVESTIGATIONS OF PROPERTY; TITLE.

3.1    Seller Due Diligence Materials.

3.1.1    Seller Deliveries. Within two (2) Business Days after the Effective Date, Seller shall deliver or cause to be delivered to Buyer copies of each of the items set forth on Exhibit E (to the extent such documents are in Seller’s possession or control) (collectively with all other documents and reports delivered to Buyer by Seller, the “Seller Due Diligence Materials”) (in electronic format to the extent feasible; provided that items that are costly or difficult to deliver shall instead be made available at the Property).

3.1.2    Other Documents. In addition, during the period between the Effective Date and the Closing Date and following at least twenty four (24) hours’ prior telephone or written notice from Buyer, Seller agrees to allow Buyer, its authorized agents or representatives, at Buyer’s expense, to inspect and make copies, at the Property, of tenant leases and correspondence and all other documents and property records relating to the ownership, operation and maintenance of the Property, which were not delivered to Buyer as part of Seller Due Diligence Materials pursuant to Section 3.1.1 above; provided, however, that, Seller shall not be required to disclose or make available any Excluded Documents. “Excluded Documents” shall mean any documents pertaining to the acquisition, financing or refinancing of the Property by Seller, and the potential acquisition of the Property by any past or prospective purchasers (including any third-party reports relating to the physical condition of the Property), any third party purchase inquiries and correspondence, appraisals or economic evaluations of the Property, any internal budgets, financial projections or reports prepared by Seller or its advisors, managers, attorneys, accountants or consultants, for Seller or any of its constituent partners or members and/or any of its lenders or potential lenders and any other internal documents (other than documents consisting of correspondence or notices to and from the tenants or third-party reports relating to the physical or environmental condition of the Property), and any documents or materials which are subject to the attorney/client privilege or which are the subject of a confidentiality obligation.

3.1.3    Confidentiality. All of the Seller Due Diligence Materials delivered or made available to Buyer pursuant to this Section 3.1 (other than information known or generally available to the public) shall be deemed confidential, and Buyer represents, warrants and agrees that Buyer will keep the information set forth therein confidential and shall not disclose any such information without the prior written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion). Notwithstanding the foregoing, Buyer may disclose information set forth in the Seller Due Diligence Materials (i) to its lenders, consultants, agents, employees, affiliates and attorneys associated with Buyer’s purchase of the Property provided that Buyer shall require all such parties to maintain the confidentiality of such information on the terms set forth in this Section 3.1.3, and (ii) as required by applicable law or any governmental authority. This confidentiality obligations of Buyer set forth in this Section 3.1.3 shall survive the termination of this Agreement for a period of one (1) year after the Closing, otherwise they shall survive indefinitely.

3.1.4    Disclaimer. As a condition to receipt of the Seller Due Diligence Materials, Buyer acknowledges that Seller’s delivery of the Seller Due Diligence Materials shall not constitute a representation or warranty by Seller regarding the truth, accuracy or completeness of the information set forth therein except as expressly set forth in Section 7.1 below.

3.2    Inspection.

3.2.1    Buyer shall (a) review all of the Seller Due Diligence Materials (or have chosen not to review such Seller Due Diligence Materials), (b) investigate (or have chosen not to investigate) all zoning requirements, federal, state and local laws, ordinances, rules, regulations, permits, licenses, approvals and orders applicable to the Property and (c) prepare or obtain and review (or have chosen not to obtain, prepare or review) such additional studies, tests, reports, analyses and other information regarding the Property, including such soil, geological, engineering and environmental tests and reports and other inspections of the Property as Buyer shall deem necessary in order to determine whether the Property is acceptable to Buyer. All of the foregoing shall be referred to collectively herein as “Buyer’s Investigations.”

3.2.2    Subject to the requirements of this Section 3.2.2 and the rights of existing tenants of the Property (whom Buyer hereby agrees not to interview or question without Seller’s prior written approval and if approved, Seller’s representative(s) shall be entitled to accompany Buyer or its representative(s) during such interview), Seller hereby grants to Buyer and its agents, employees, representatives, contractors and lenders (collectively, “Buyer’s Agents”) a nonexclusive license to enter onto the Property for the sole purpose of conducting Buyer’s Investigations. The foregoing entry license shall expire on the Contingency Date (unless Buyer waives (or is deemed to have waived) its right to terminate this Agreement as provided in Section 3.5 below, in which event the license shall remain in effect through Closing; provided, however, that Buyer shall have no right to terminate this Agreement as a result of any Buyer Investigations conducted after the Contingency Date) and shall be subject to the following conditions and limitations:

(a)    Buyer shall only conduct a visual inspection of the Property and shall have no right to conduct any distructive or invasive physical testing, boring, sampling or removal (collectively, “Physical Testing”) of any portion of the Property other than a customary Phase I Environmental Site Assessment (with radon testing) and Physical Needs Assessment without first obtaining Seller’s prior written consent. If Buyer wishes to conduct any Physical Testing on any portion of the Property other than as permitted in the prior sentence, Buyer shall submit to Seller a description of timing and scope of work to be performed for Seller’s prior written approval, which Seller may approve or disapprove in its sole and absolute discretion.

(b)    Prior to any entry unto the Real Property by Buyer and/or Buyer’s Agents, Buyer shall give Seller at least 48 hours prior telephonic or written notice of its intention to enter the Real Property to conduct Buyer’s Investigations and the proposed date and time of such entry. Seller shall have the right to have one or more of its agents or representatives accompany Buyer and/or Buyer’s Agents at all times while Buyer or Buyer’s Agents are at the Real Property. Subject to the preceding, Buyer shall have the right to reasonably inspect the Real Property at reasonable times.

(c)    At least 48 hours prior to any entry unto the Property by Buyer’s Agents for the purpose of conducting Buyer’s Investigations, Buyer shall provide Seller with sufficient evidence to show that Buyer’s Agents who are to enter upon the Property are adequately covered by policies of insurance issued by a carrier licensed to issue insurance in the state of Colorado insuring Buyer and Seller against any and all liability arising out of the entry and activities of Buyer’s Agents’ upon the Property, including, without limitation, any loss or damage to the Property arising therefrom, with coverage in the amount of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate.

(d)    Buyer agrees to keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Buyer or Buyer’s Agents with respect to any Physical Testing or other Buyer’s Investigation regarding the Property. If any such lien at any time shall be filed, Buyer shall cause the same to be discharged of record within twenty (20) days thereafter by satisfying the same or, if Buyer, in its discretion and in good faith determines that such lien should be contested, by recording a bond.

(e)    Buyer shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting Buyer’s Investigations and any Physical Testing relating thereto.

(f)    Buyer shall, at its sole cost and expense, clean up, restore and repair the Property and/or any portion thereof altered in any manner by Buyer or Buyer’s Agents, in whatever manner necessary, after Buyer’s or Buyer’s Agents’ entry thereon so that such portion of the Property shall be returned to the same condition that existed prior to Buyer’s or Buyer’s Agents’ entry thereon.

(g)    Without Seller’s prior written consent, Buyer shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof. Notwithstanding anything herein to the contrary, Seller hereby acknowledges and agrees that Buyer or Buyer’s Agents may communicate with any of the following governmental authorities or quasi-governmental authorities for the purpose of gathering information in connection with the Property or the Seller, or the transaction contemplated by this Agreement; provided however Buyer may not request any inspection of the Property be conducted by any such authority regarding any of zoning/building code, permits (elevator, pool, other), real estate and other tax assessors/collectors, fire, police, and property owner associations/parties under CCRs.

(h)    The results of Buyer’s Investigations and Physical Testing (other than information known or generally available to the public) shall deemed confidential, and Buyer represents, warrants and agrees that Buyer will keep the information set forth therein confidential and shall not disclose any such information without the prior written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion). Notwithstanding the foregoing, Buyer may disclose information set forth in the Buyer’s Investigations and Physical Testing (i) to its lenders, consultants, agents, employees, affiliates and attorneys associated with Buyer’s purchase of the Property provided that Buyer shall require all such parties to maintain the confidentiality of such information on the terms set forth in this Section 3.2.3(h), and (ii) as required by applicable law or any governmental authority. This confidentiality obligations of Buyer set forth in this Section 3.2.3(h) shall survive the termination of this Agreement for a period of one (1) year.

3.3    Indemnification. Except to the extent arising out of the gross negligence or willful misconduct of Seller or Seller’s employees, Buyer hereby agrees to hold harmless, protect, defend and indemnify, Seller and its members, and its and their respective officers, directors, employees, contractors, agents, subsidiaries and affiliates, and successors and assigns (collectively, the “Indemnitees”), the Property from and against any and all claims, demands, causes of action, suits, sums paid in settlement of any of the foregoing, judgments, losses, damages, injuries, liabilities, penalties, enforcement actions, fines, taxes, liens, encumbrances, costs or expenses (including, without limitation, reasonable attorneys’ fees, litigation, arbitration and/or administrative proceeding costs, expert and consultant fees and laboratory costs), whether direct or indirect, known or unknown, but expressly excluding punitive, special, consequential or incidental damages (collectively, “Claims”), arising out of, connected with or incidental to (a) any injuries to persons (including death) or damage to property (real or personal), or (b) any mechanics’, workers’ or other liens on the Property, by reason of or relating to the work or activities conducted on the Property by Buyer or Buyer’s Agents (whether occurring on or after the Effective Date). This Section 3.3 shall survive the Closing or termination of this Agreement for a period of (a) nine (9) months with respect to any claim of Seller unrelated to a claim of a third party unaffiliated with Seller, or (b) the period of the applicable statute of limitations available to such third party with respect to any claim of Seller relating to a claim made by a third party unaffiliated with Seller of which Seller first becomes aware after the expiration of said nine (9) month period.

3.4    Title. Buyer shall have a period of twenty (20) days after receipt of a title commitment and all recorded documents referenced therein (the “Title Approval Date”) to notify Seller ("Buyer's Title Notice") of any exceptions to title to which Buyer objects ("Title Objections"). If Buyer fails to deliver timely notice on or before 5:00 p.m. (Colorado time) on the Title Approval Date, Buyer shall be deemed to have waived any right to object to the condition of title to the Property. Seller shall have five (5) days after receipt of Buyer's Title Notice within which to deliver to Buyer, in Seller’s sole and absolute discretion, a notice ("Seller's Title Notice") indicating which Title Objections Seller will remove or insure over (to Buyer’s reasonable satisfaction) by the Closing. If Seller (i) does not deliver Seller's Title Notice within the required time, or (ii) timely notifies Buyer that Seller is unable or unwilling to remove or insure over (to Buyer’s reasonable satisfaction) all such Title Objections, then Buyer may elect, by written notice to Seller, to terminate this Agreement pursuant to Section 3.5 below. Buyer's failure to so deliver written notice of termination on or before 5:00 p.m. (Colorado time) on the Contingency Date shall be deemed Buyer's election to waive its Title Objections. Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections; except that Seller shall be obligated, at or before Closing, to (i) remove all deeds of trust; (ii) remove or insure over (to Buyer’s reasonable satisfaction) all other monetary liens on the Property created by, under or through Seller, other than liens for taxes and assessments that accrue with respect to periods after Closing and liens that result from the actions of Buyer, (iii) remove all Title Objections that Seller has expressly agrees to remove in Seller’s Title Notice, and (iv) remove any exceptions or encumbrances to title which are created by, under or through Seller after the Effective Date without Buyer’s prior written consent.

3.5    Termination Right. In the event that Buyer determines, for any reason or no reason whatsoever, that the condition of the Property or title thereto is not acceptable to Buyer or that Buyer no longer desires to purchase the Property, then Buyer may terminate this Agreement by written notice to Seller and Escrow Holder delivered on or before 5:00 p.m. (Colorado time) on the Contingency Date. Buyer’s failure to provide written notice of termination on or before such date and time shall constitute a waiver of such termination right and Buyer’s election to proceed to Closing in accordance with the terms of this Agreement.

3.6    Assumed Service Contracts. Buyer shall have until the Contingency Date to either elect to assume any or all of the Service Contracts, or to notify Seller in writing of any Service Contracts that Buyer desires be terminated on or before the Closing (but expressly excluding any laundry lease, which shall be assumed by Buyer at Closing), and which, by their express terms, may be terminated (the "Disapproved Contracts"); provided, however, in no event shall Seller be required to terminate any laundry lease or any Service Contracts which by their terms are not terminable or are otherwise not terminable without payment by Seller of a penalty, charge or premium (unless Buyer elects to pay such penalty, charge or premium at Closing) ("Non-Terminable Contracts”). Seller shall provide written notice of termination to those applicable third parties with respect to such Disapproved Contracts on or before the Closing, but the actual termination of the same shall not be a condition to Closing. Those Service Contracts not expressly disapproved by Buyer and the Non-Terminable Contracts (collectively, the "Approved Contracts") shall be assigned by Seller to, and assumed by, Buyer at the Closing pursuant to the Assignment of Contracts and Bill of Sale attached as Exhibit C hereto.

4.    INTENTIONALLY OMITTED.

5.    ESCROW TERMINATION

5.1    Exercise of Buyer Termination Rights. In the event that Buyer elects to terminate this Agreement pursuant to Section 3.5 or Section 10.1 below, then this Agreement shall be deemed terminated and neither Seller nor Buyer shall have any further obligations hereunder (other than any obligation set forth herein which by its terms expressly survives termination). In such event, Buyer and Seller shall each pay one-half (1/2) of any escrow cancellation charges which may be charged by Escrow Holder and the Deposit (less the Independent Consideration and any portion of such cancellation charges payable by Buyer) shall be promptly refunded to Buyer.

5.2    Termination Due to Buyer Default. If, following Buyer’s waiver of its termination right pursuant to Section 3.5 above, the Closing fails to occur on or before the Scheduled Closing Date due to a Buyer Default (as defined below), then Seller may cancel the Escrow by written notice to Buyer and the Escrow Holder. Upon such cancellation, Seller shall be entitled to retain the Deposit as Seller's liquidated damages pursuant to Section 11.1 below and Buyer shall pay all of any escrow cancellation charges that may be charged by Escrow Holder.

5.3    Termination Due to Seller Default. If the Closing fails to occur on or before the Scheduled Closing Date due to a Seller Default (as defined below), then Buyer may cancel the Escrow by written notice to Seller and Escrow Holder, in which event the Deposit shall be refunded to Buyer and Seller shall pay all escrow cancellation charges that may be charged by Escrow Holder, and Buyer may pursue the remedies provided in Section 11.2 below.

5.4    Termination Due to Other Causes. If, following Buyer’s waiver of its termination right pursuant to Section 3.5 above, the Closing has not occurred prior to the Scheduled Closing Date for any reason other than a material default by Buyer or Seller hereunder, or as provided in Section 10.1, then either party may terminate this Agreement by written notice to the other party and to Escrow Holder. In such event, Buyer and Seller will each pay one-half (1/2) of any escrow cancellation charges which may be charged by Escrow Holder and the Deposit (less Buyer’s share of such cancellation charges) shall be refunded to Buyer and Escrow Holder shall return any documents deposited into Escrow prior to such termination, if any, to the party so depositing such document.

5.5    Due Diligence Materials. Without limiting the foregoing, if this Agreement terminates for any reason prior to the Closing hereunder, then within two (2) Business Days after the effective date of such termination, Buyer shall return to Seller all of the Seller Due Diligence Materials received from Seller and upon payment by Seller to Buyer of Buyer’s actual costs thereof, to the extent Buyer is legally entitled to do so without consent or payment to any third-party, shall further deliver to Seller the results of any Buyer Investigations or Physical Testing prepared by or on behalf of Buyer by any unaffiliated third party (excluding any attorney-client privileged materials or work product information, any appraisals or other proprietary information, including any memoranda, compilations, analysis, or other communications created by Buyer for its own internal or confidential purposes) (the “Buyer Due Diligence Materials”); provided that all such items shall be delivered to Seller on an “as-is” basis without any representation or warranty by Buyer of any kind, including without limitation as to Seller’s right to use or rely thereon, or as to the completeness, truth or accuracy thereof. Buyer’s obligation to deliver the Seller Due Diligence Materials and Buyer Due Diligence Materials to Seller pursuant to this Section 5.5 shall survive the termination of this Agreement.

6.    CONDITIONS TO CLOSING. The obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transaction contemplated hereunder is contingent upon the satisfaction or written waiver by the benefitted party of the following conditions:
(a)    As a condition to Buyer’s obligations only, Seller shall have deposited all documents and funds required to be made prior to Closing as set forth in Section 8.3 below.

(b)    As a condition to Seller’s obligations only, Buyer shall have deposited all documents and funds required to be made prior to Closing as set forth in Section 8.4 below.

(c)    As a condition to Buyer’s obligations only, the Title Company shall be irrevocably committed to issue to Buyer a standard owner’s title insurance policy in the amount of Purchase Price, insuring the Property subject to only to the Permitted Exceptions (“Title Policy”). At Buyer’s option, Buyer shall have the right (at its sole cost) to obtain an ALTA extended coverage form of title insurance policy and in which event Buyer shall be responsible to have prepared and delivered to the Title Company an ALTA survey of the Property, at Buyer's expense. Buyer shall pay the additional premium for extended coverage in excess of a standard coverage owner’s policy and any endorsements requested by Buyer. The Contingency Date and the Closing shall not be extended due to Buyer's Title Policy requirements. Notwithstanding the foregoing, if Buyer fails to provide an ALTA survey for the Property acceptable to the Title Company for purposes of issuing the Title Policy, then the Title Policy to be issued at the Closing may include a general survey exception.

(d)    As a condition to Buyer’s obligations only, all of Seller’s representations and warranties as set forth in Section 7.1 below shall be true and correct as of the Closing and Seller shall not be in material default of any other obligation hereunder.

(e)    As a condition to Seller’s obligations only, all of Buyer’s representations and warranties as set forth in Section 7.2 below shall be true and correct as of the Closing and Buyer shall not be in material default of any other obligation hereunder.
(f)    There shall exist no material pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against either party that would materially and adversely affect that party’s ability to perform its obligations under this Agreement.

The conditions set forth in subparagraph (d) and (e) above shall be deemed satisfied unless Escrow Holder receives written notice from the party for whose benefit such condition exists that such condition is not satisfied as of the date on which the Closing would otherwise occur hereunder. Any condition may be waived by the party for whose benefit such condition exists (or as to mutual conditions, both parties). By closing the transaction contemplated by this Agreement, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in this Section 6.

7.    REPRESENTATIONS AND WARRANTIES; RELEASE.

7.1    Seller’s Representations and Warranties. Seller hereby warrants and represents as of the date hereof and as of the Closing as set forth below.

7.1.1    Organization; Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the full power and authority to enter into and perform under this Agreement. All requisite action has been taken in connection with Seller’s execution of this Agreement and, subject to the satisfaction of all closing conditions, the instruments to be executed by Seller pursuant to this Agreement and the consummation of the transaction contemplated by this Agreement. The individuals executing this Agreement and the instruments to be executed by Seller pursuant to this Agreement, on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions of this Agreement and those instruments.

7.1.2    Foreign Person. Seller is not a foreign person and is a “United States Person” as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

7.1.3    OFAC Regulations. Neither Seller nor any of its affiliates is a person or entity with whom U.S. persons or entities are restricted or prohibited from doing business under any laws, orders, statutes, regulations or other governmental action relating to terrorism or money laundering (including Executive Order No. 13224 effective September 24, 2001, and regulations of the Office of Foreign Asset Control of the Department of the Treasury) (“Blocked Persons”), and, to the best of Seller's knowledge, neither Seller nor any of its affiliates engages in any dealings or transactions with any Blocked Person or is otherwise associated with a Blocked Person.

7.1.4    No Conflict. The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, contract or law applicable to Seller nor constitute a default under any agreement or instrument to which Seller is a party or by which Seller or the Property are bound.

7.1.5    Tenant Leases. To Seller’s knowledge, the rent roll attached hereto as Schedule “1” is, and each updated rent roll provided after the date hereof will be, accurate and complete in all material respects as of the date thereof (each a “Rent Roll”), as such schedule may be updated prior to the Closing, and contains or will contain a schedule of all Leases as of the date thereof. Except in connection with actions taken by tenants under Leases that are not disclosed to Seller in writing, to Seller’s knowledge, there are no persons leasing, using or occupying the Real Property or any part thereof except the tenants under the Leases. Seller is the lessor under each of the Leases. Except as set forth on the applicable Rent Roll, to Seller’s knowledge: (a) the Leases are in full force and effect, have not been amended or modified, and the full current rent is accruing thereunder, (b) no monthly rent has been paid more than one (1) month in advance (except as otherwise expressly permitted or required pursuant to the terms of the Lease) and no security deposit or prepaid rent has been paid, (c) no event has occurred or condition exists which, with or without notice or the passage of time, or both, would constitute a breach or a default by the landlord or by any tenant under the Leases, and (d) no concession, moving or relocation allowance or credit, or other payment or credit of any kind is presently owed, or will or could become due and payable, to any tenant under the Leases. Seller has (and can convey at Closing) good title to the Leases, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever, other than liens, encumbrances and security interests that will be terminated at or prior to Closing.

7.1.6    Violations. Except as may otherwise be disclosed in the Seller Due Diligence Materials, to Seller’s knowledge, Seller has received no written notice of any violations of any applicable local, state or federal law, municipal ordinances or regulations, orders, rules or requirements of any federal, state or municipal department or agency having jurisdiction against or affecting the Property, including, without limitation, any environmental law, ordinance or regulation.

7.1.7    Litigation. Except as disclosed on Schedule “5” attached hereto, Seller has not (i) been served with any written notice of any litigation, arbitration or other legal or administrative suit, action, proceeding or investigation or other actions which is currently pending against Seller or with respect to the Property, or (ii) to Seller’s knowledge, received written notice of any claims or disputes or arbitration or other legal or administrative suit, action, proceeding or investigation threatened against Seller or with respect to the Property within the twelve months prior to the Effective Date.

7.1.8    Operating Statements; Seller Due Diligence Materials. The operating statements for the Property delivered or to be delivered to Buyer were prepared by or for Seller in the ordinary course of its business in the same manner as it prepares or obtains such reports for its other properties and are the operating statements used and relied upon by Seller in connection with its operation of the Property. To Seller’s knowledge, all of the other Seller Due Diligence Delivery Materials provided or made available to Buyer are true and complete copies of such documents and are the documents used and relied upon by Seller in connection with its operation of the Property.

7.1.9    Service Contracts; Personal Property. To Seller’s knowledge, all of the Service Contracts in effect as of the Effective Date are described in Schedule “3” attached hereto. To Seller’s knowledge, all of the material tangible Personalty owned by Seller as of the Effective Date is described in Schedule “4” attached hereto, and all of the Personalty is located at the Real Property. Seller has (and can convey at Closing) good title to the Service Contracts, the Personalty, the Permits and the Warranties, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature by anyone claiming by or through Seller, other than liens, encumbrances and security interests that will be terminated prior to Closing.

All of Seller’s representations made above that are expressly limited to Seller’s knowledge are made to the actual knowledge of Seller. As used herein, the actual knowledge of Seller is limited solely to matters actually within the actual knowledge (with no duty of due diligence, inquiry or investigation) of Seller’s Representative. Buyer acknowledges that the individual named above is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Buyer. Buyer covenants that it will bring no action of any kind against such individual related to or arising out of these representations and warranties. Buyer agrees that if, at any time prior to the Closing, Buyer has actual knowledge or otherwise becomes aware of any information which would require the qualification of any of the above representations and warranties for such representation and warranty to be true; it shall promptly notify Seller in writing of such information. In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to a reasonable adjournment of the Closing (not to exceed five (5) Business Days) for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (i) to waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) if Buyer first obtained knowledge of such material misrepresentation or breach of warranty after expiration of the Contingency Date, to terminate this Agreement in its entirety by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except for any obligation set forth herein which by its terms expressly survives termination, except that Buyer shall be entitled to exercise its rights and remedies under Section 11.2, if applicable. With limiting the foregoing, in the event that, prior to the Closing, Buyer becomes aware of any material inaccuracy in any of the foregoing representations or warranties and nonetheless elects to go forward with the Closing hereunder, Buyer shall be deemed to have waived any and all of its rights and remedies in connection therewith.

7.2    Buyer’s Representations and Warranties. Buyer hereby warrants and represents as of the date hereof and as of the Closing as set forth below.

7.2.1    Organization; Authority. If Buyer is an entity, (i) Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization, and (ii) Buyer has the full power and authority to enter into and perform under this Agreement. All requisite action has been taken in connection with Buyer’s execution of this Agreement and, subject to the satisfaction of all closing conditions, the instruments to be executed by Buyer pursuant to this Agreement and the consummation of the transaction contemplated by this Agreement. The individuals executing this Agreement and the instruments to be executed by Buyer pursuant to this Agreement, on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions of this Agreement and those instruments.

7.2.2    OFAC Regulations. Neither Buyer nor any of its affiliates is a Blocked Person and, to the best of Buyer's knowledge, neither Buyer nor any of its affiliates engages in any dealings or transactions with any Blocked Person or is otherwise associated with a Blocked Person.

7.2.3    No Conflict. The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, contract or law applicable to Buyer nor constitute a default under any agreement or instrument to which Buyer is a party or by which Buyer is bound.

7.2.4    As-Is Purchase. Buyer hereby represents and warrants and agrees that (a) except as explicitly set forth herein or in any document executed and delivered by Seller at Closing, there are no representations or warranties of any kind whatsoever, express or implied, made by Seller its agents or its representatives in connection with this Agreement, the purchase of the Property by Buyer, the physical condition of the Property, the square footage or configuration of the Property or whether the Property complies with applicable laws or is appropriate for Buyer’s intended use; (b) on or prior to the Contingency Date and if Buyer’s clears contingencies then continuing through the Closing Date, Buyer will have (or will have chosen not to have) fully investigated the Property and all matters pertaining thereto; (c) except as explicitly set forth herein or in any document executed and delivered by Seller at Closing, Buyer is not relying on any statement or representation of Seller, its agents or its representatives or on any information supplied by Seller, its agents or its representatives; (d) except for the representations , warranties and covenants of Seller set forth herein or in any document executed and delivered by Seller at Closing, Buyer, in entering into this Agreement and in completing its purchase of the Property, is relying entirely on its own investigation of the Property; (e) on or prior to the Contingency Date and if Buyer’s clears contingencies then continuing through the Closing Date, Buyer will be aware (or will have chosen not to be aware) of all zoning regulations, other governmental requirements, site and physical conditions, and other matters affecting the use and condition of the Property; (f) except for the representations, warranties and covenants of Seller set forth herein or in any document executed and delivered by Seller at Closing, Buyer’s election to proceed with the purchase the Property following the Contingency Date on the terms and conditions hereof shall be made solely and exclusively in reliance on Buyer’s own review, inspection and investigation of the Property and of materials, documents, information and studies relating to the Property or the condition of title thereto (including, without limitation, any information obtained through Buyer’s Investigations and/or Physical Testing of the Property); and (g) Buyer shall purchase the Property in its “AS-IS” condition as of the date of Closing with no warranties, express or implied, at law or in equity, including, without limitation, any warranty of condition, habitability, merchantability or fitness for a particular purpose other than Seller’s representations and warranties as expressly set forth in Section 7.1 above or in any document executed and delivered by Seller at Closing.

7.3    Release. Except for any breach by Seller of any its covenants, representations or warranties contained herein (which shall be subject to the provisions of Section 11.6 below) or in any document executed and delivered by Seller at Closing, Buyer, for itself and its successors and assigns, as of the Closing, releases and forever discharges Seller and its successors and assigns from, and waives any right to proceed against Seller and its successors or assigns for, any and all cost, expense, claim, liabilities and demands (including reasonable attorneys’ fees) at law or in equity, whether known or unknown, arising out of the physical, environmental, economic, legal or other condition of the Property, including, without limitation, any claims for contribution pursuant to any environmental law (collectively, “Claims”), which Buyer or Buyer’s successors or assigns has or may have in the future. It is the intention of the parties that the foregoing release shall be effective as of the Closing with respect to all matters, past and present, known and unknown, suspected and unsuspected. Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees that as of the Closing the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown losses, damages, liabilities, costs and expenses. In furtherance of this intention, the Buyer hereby expressly waives as of the Closing any and all rights and benefits conferred upon it by the provisions of any statute or principal of law which provides substantially as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section, and has had ample opportunity to discuss its import with legal counsel, is fully aware of its consequences, and that the provisions of this Section are a material part of the consideration inducing Seller to enter into this Agreement.

Buyer’s Initials:

DD

8.    CLOSING

8.1    Escrow. An escrow (“Escrow”) shall be opened with Escrow Holder within one (1) Business Day after the Effective Date. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder. Buyer and Seller shall promptly deposit a copy of the Agreement and upon request by Escrow Holder, shall execute such additional escrow instructions as are reasonably required to consummate the transaction contemplated by this Agreement (but only to the extent not inconsistent herewith). In the event of any conflict or inconsistency between the terms of such additional escrow instructions and this Agreement, as between Buyer and Seller, the terms of this Agreement shall control.

8.2    Closing. The “Closing” means the exchange of money and documents as described herein, and will be deemed to have occurred when Seller’s Deed to Buyer has been recorded. The Closing shall occur on or before the Scheduled Closing Date at the offices of the Escrow Holder or such other place as the parties may agree.

8.3    Seller’s Deliveries. Not later than one (1) Business Day before the Scheduled Closing Date, Seller shall deliver to the Escrow Holder through Escrow the following, duly executed and acknowledged as applicable by the Seller:

(a)    A special warranty deed in the form of Exhibit B (“Deed”);

(b)    Two original counterparts of an assignment of leases, contracts and bill of sale assigning and transferring the Leases, the Permits, the Personalty, the Approved Service Contracts and the Warranties, to Buyer, in the form attached hereto as Exhibit C attached hereto (the “Assignment”);

(c)    An affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

(d)    Any required Colorado State Withholding Form(s) completed to indicate no withholding of taxes from the Purchase Price is required;

(e)    An updated Rent Roll in the form attached hereto as Schedule “1”;

(f)    A notice to the tenants under the Leases in the form attached hereto as Exhibit D (“Tenant Notice”);

(g)    All original Leases, tenant correspondence files, Service Contracts and all keys (at least one key for all apartment units), security codes, maintenance records, plans, permits, certificates of occupancy, surveys and building specifications pertaining to the Property which Sellers possess, but only to the extent in the possession or control of Seller or its property manager and further provided that, at Seller’s election, these documents may be delivered outside of Escrow on or within a reasonable period of time after the Closing (not to exceed two (2) Business Days);

(h)    Affidavit(s). An affidavit(s) as to construction, debts, liens and parties in possession in the form customarily used by Escrow Holder, certified to Escrow Holder, identifying no construction-related debts, or liens that may affect the Property after the Closing Date; and

(i)    Insurance Assignment. The fully executed and insurer-acknowledged Insurance Assignment.

8.4    Buyer’s Deliveries. Not later than the Scheduled Closing Date, Buyer will deliver to the Escrow Holder for delivery to Seller (or the party noted below) through Escrow the following, duly executed and acknowledged as applicable by the Buyer:

(a)    Immediately available federal funds in an amount equal to the Closing Funds; and

(b)    Two original counterparts of the Assignment.

Each party shall deliver to the other party and Escrow Holder such conveyancing or transfer tax forms or returns, if any, as are required to be executed or delivered by Seller or Buyer under applicable state or local law in connection with the conveyance of the Property. Each party shall deliver any additional documents, and such duly executed and acknowledged or verified certificates, affidavits, and other usual and customary closing documents respecting the power and authority to perform the obligations hereunder and as to the due authorization thereof by the appropriate corporate, partnership, or other representatives acting for it, as Escrow Holder may reasonably request or require for the proper consummation of the transaction contemplated by this Agreement; provided, however, that no such additional document shall expand any obligation, covenant, representation or warranty of such party or result in any new or additional obligation, covenant, representation or warranty of such party under this Agreement beyond those expressly set forth in this Agreement.

8.5    Close of Escrow. Upon satisfaction of the Closing Conditions set forth in Section 6 above, and provided that Escrow Holder is otherwise prepared to close the Escrow pursuant to the instructions set forth in this Section 8, then the Escrow Holder shall:

(a)    File the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder;

(b)    Prorate all matters referenced in Section 8.6 based upon the closing statement(s) delivered into Escrow signed by the parties;

(c)    Record the Deed and any other documents which the parties hereto may direct, to be recorded in the Official Records in the order directed by the parties and deliver conformed copies thereof to Buyer and Seller;

(d)    Deliver to Seller the Purchase Price (less Seller’s share of any net prorations and closing costs, as shown on the closing statement(s) approved by Buyer and Seller) as directed by Seller;

(e)    Deliver one fully executed original of the Assignment to each of Buyer and Seller, and deliver to Buyer the remaining documents deposited into Escrow by Seller;
(f)    Deliver the remaining funds to Seller or Buyer, as the case may be, after taking into account all items chargeable to the account of Seller and Buyer pursuant to Section 8.6 and Section 8.7 below or otherwise in this Agreement in accordance with the closing statement(s) approved by Buyer and Seller

(g)    Direct the Title Company to issue the Title Policy to Buyer; and

(h)    Deliver to both Buyer and Seller final closing statements showing the distribution, application, receipt and earnings of all funds processed through the Escrow, as applicable to each party.

8.6    Prorations. At Closing, the following prorations shall be computed and apportioned between Buyer and Seller as of the Closing Date based on the ratio of the number of days in the period for which such charges are paid to the number of days in such period (i) before but not including the Closing Date and (ii) from and after the Closing Date:

8.6.1    Property Taxes. Real estate taxes and tangible personal property taxes shall be prorated as of the Closing Date. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available tax bill for the Property. Prior to the expiration of the Contingency Period, and subject to delivery to Buyer of written notice thereof and copies of all material documents, notices and filings given or received in connection therewith, Seller reserves the right (a) to meet with governmental officials and to contest, at its own cost, any reassessment concerning or affecting Seller’s obligations under this Section 8.6.1, and (b) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid (collectively, the “Tax Matters”). Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date. After the expiration of the Contingency Period, Seller and Buyer shall mutually agree, in good faith, regarding any actions to be taken regarding Tax Matters.

8.6.2    Utilities. Seller shall use reasonable efforts to cause any applicable utility meters to be read on the day prior to the Closing Date. Seller will be responsible for the cost of any applicable utilities used prior to the Closing Date and Buyer will be responsible for the cost of any applicable utilities used on or after the Closing Date. If Seller is unable to have any applicable utility meters read on the day prior to the Closing Date, Buyer and Seller shall estimate the amount of such bills based on the immediately preceding utility bills, and such amount shall be the basis for the proration.

8.6.3    Operating Expenses. Operating expenses (including, without limitation, amounts payable under the Approved Service Contracts and other Service Contracts that could not reasonably be terminated prior to the Closing Date, and any assessments payable under the Permitted Exceptions which are allocable to the Property) shall be prorated as of the Closing Date (if the amount of any such item is not ascertainable on the Closing Date, the proration therefor shall be based on the assumption that operating expenses were uniformly incurred during the billing period in which the Closing occurs, with true-up based on the period such expenses were actually incurred).

8.6.4    Rents. Rentals, prepaid rentals and prepaid payments and all other amounts payable under the Leases, and/or by licensees, concessionaires and other persons using or occupying the Property or any part thereof, for or in connection with such use or occupancy, and all other income from all or any part of the Property (collectively, “Rentals”) shall be prorated on the basis that Buyer shall receive a credit for all Rentals which Seller has actually received before the Closing Date which is allocable to the period from and after the Closing Date. If, following the Closing, Buyer shall collect any delinquent Rentals owing to Seller as of the Closing Date, Buyer shall promptly pay the same to Seller; provided, however, Rentals collected by Buyer after the Closing Date shall be applied first to the rental period in which the Closing occurred, second to unpaid Rentals accruing after the Closing Date, and third to satisfy delinquent rental obligations for any period before Closing not prorated at Closing. Buyer shall use good faith commercially reasonable efforts to recover any delinquent Rentals in respect of the period prior to the Closing Date, provided that Buyer shall not be required to incur any material cost or commence any legal proceeding in connection therewith. Seller will retain all ownership rights relating to any delinquent Rentals; if Buyer has not collected the same within sixty (60) days from the Closing Date, then Seller may take such action as it deems necessary to collect any delinquent Rentals, including the commencement of an action against the tenants under the Leases or any other person liable for such delinquent Rentals, but not including any action for unlawful detainer or other action seeking to terminate such tenant's occupancy of its premises.

8.6.5    Security Deposits. Buyer shall be credited and Seller shall be charged with the unapplied balance of the security deposits then held by Seller under the Leases. Buyer will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants arising out of the transfer or disposition of any security deposits for which it receives such credit and will reimburse Seller for all reasonable attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by the tenants under the Leases relating to such security deposits.

8.6.6    Post-Closing Reconciliation. Seller and Buyer hereby agree that if any of the above prorations cannot be calculated accurately as of the Closing Date (e.g., property taxes), then the same shall be estimated (based on current information then known, such as the most recent tax bills) for the purposes of Closing and within thirty (30) days after the Closing Date, or as soon as sufficient information is available to permit the parties to effectively calculate such prorations, either party owing the other party a sum of money based on such subsequent prorations shall pay such sum to the other party within ten (10) days after such calculations. Promptly after all of the above revenue and expense amounts have been ascertained (but in no event later than one hundred twenty (120) days after the Closing Date), Seller shall prepare, and certify as correct, a final proration statement, which shall be subject to Buyer’s reasonable approval. Upon Buyer’s acceptance and approval of any final proration statement submitted by Seller, such statement shall be conclusively deemed to be accurate and final. The obligations of Seller and Buyer pursuant to this Section 8.6.6 shall survive the Closing of this Agreement.

8.7    Closing Costs.

8.7.1    Seller’s Costs. Seller shall pay, through Escrow, (a) all sales and use taxes required in connection with the transfer of the Property to Buyer, (b) one-half (½) of Escrow Holder’s fee (not to exceed $500), (c) all state, county and local documentary transfer taxes payable in connection with the transfer of the Property to Buyer, (d) that portion of the cost of the premium for the Title Policy obtained by Buyer allocable to premium for an owner’s standard coverage title policy (“Standard Coverage”), (e) all costs related to the removal or cure of Title Objections that Seller has agreed or is required to remove or cure pursuant to Section 3.4 above; and (f) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in Denver County, Colorado.

8.7.2    Buyer’s Costs. Buyer shall pay, through Escrow, (a) one-half (½) of Escrow Holder’s fee (not to exceed $500), (b) the recording fees for the Grant Deed, (c) that portion of the cost of the premium for the Title Policy in excess of the Standard Coverage and the costs associated with any endorsements to the Title Policy requested by Buyer, (d) the costs of any due diligence investigation conducted by or for the benefit of Buyer, including any engineering, structural or environmental reports obtained by or on behalf of Buyer pursuant to this Agreement, together with the cost of Buyer’s attorneys and other representatives, and (e) any additional charges customarily charged to buyers in accordance with common escrow practices in Denver County, Colorado.

8.8    Brokers. Seller is represented by Broker. Seller and Buyer each represent and warrant to one another that, except as expressly set forth in the preceding sentence, such party has not engaged any broker or finder with respect to this Agreement or the transactions contemplated herein. Upon and only upon the Closing, Seller shall pay such commissions to Broker as may be set forth in a separate written agreement between Seller and Broker, or in any separate written instructions related thereto as may be executed and delivered into Escrow by Seller. Seller shall defend, indemnify and hold harmless Buyer from and against any and all liabilities, claims, demands, damages, or costs of any kind (including attorneys’ fees, costs and expenses) arising from or connected with any other broker’s or finder’s fee or commission or charge (“Broker Claims”) claimed to be due by Broker or any other person arising from or by reason of Seller’s conduct with respect to this transaction. Buyer shall defend, indemnify and hold harmless Seller from and against any and all Broker Claims claimed to be due by any person other than Broker arising from or by reason of Buyer’s conduct with respect to this transaction. The provisions of this Section 8.8 shall survive Closing hereunder or earlier termination of this Agreement.

8.9    Parties to Bear Own Expenses. Except as expressly set forth in this Section 8 or any other provision of this Agreement, each of the parties hereto shall pay all the costs and expenses incurred or to be incurred by them in negotiating and preparing this Agreement, investigating the Property and in otherwise carrying out the transaction contemplated hereby.

9.    SELLER’S COVENANTS. During the period from the Effective Date until the Closing Date, Seller covenants as follows:

9.1    Leases. Subject to Buyer’s consent, not to be uneasonably withheld, conditioned or delayed, Seller shall not enter into any new Leases nor extend any existing Leases: (i) for a term of less than six (6) months or longer than eighteen (18) months; (ii) materially below the rental rates set forth in the rate schedule attached as Schedule “2” hereto or as otherwise applied at the Property in accordance with Yield Star, (iii) with rent concessions or other economic incentives greater than those being offered by Seller in the ordinary course of business prior to the Effective Date; (iv) other than on Seller’s standard lease form, or (v) otherwise inconsistent with Seller’s leasing practices during Seller’s period of ownership. The termination of any lease or tenancy prior to Closing by reason of the tenant’s default shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to an abatement of or against the Purchase Price or give rise to any other claim on the part of Buyer.

9.2    Contracts. Seller shall not enter into any new contracts or agreements affecting the Property after the Closing or modify, amend or terminate any existing Service Contract (each a “Contract Transaction”) without Buyer’s written approval. Buyer’s failure to object to a Contract Transaction within five (5) Business Days of notification will be deemed approval, except in emergency situations or in situations that are critical to the operation of the Property, in which event Seller may enter into Services Contracts without the approval of Buyer, provided that such Services Contracts must be terminable upon no more than thirty (30) days’ notice without payment of any penalty or fee.

9.3    Operation of the Property Pending the Closing. Seller agrees that from the Effective Date until the Closing, Seller shall manage, operate, and maintain the Property in the ordinary course consistent with Seller’s current practices as of the Effective Date (including, without limitation, maintenance of substantially the same advertising and marketing programs for the Real Property in effect as of the Effective Date), excepting (a) any obligation to repair damage from casualty events, (b) normal wear and tear, and (c) any obligation to make any structural or extraordinary repairs or capital improvements to the Property (whether or not such expenditure would have normally been incurred in accordance with Seller’s normal operating practices). Seller shall not (i) create or agree to any easements, liens, mortgages, encumbrances or other interests that would affect the Property or Seller’s ability to comply with this Agreement; (ii) initiate or consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Real Property; or (iii) fail to pay in a timely fashion all proper bills for labor or services for work performed for or on behalf of Seller with respect to the Property. Seller shall keep in force its current property insurance covering all buildings, structures, improvements, machinery, fixtures and equipment included in the Real Property. Seller shall not in any manner sell, convey, assign, transfer, encumber or otherwise dispose of the Property or any part thereof or interest therein other than Personalty that is replaced in the ordinary course of business.

9.4    Vacated Units. In the event that any unit in the Property becomes vacant after the execution of this Agreement and more than five (5) days prior to the Closing Date, Seller shall prepare the unit for re-rental in accordance with Seller’s custom and practice in effect as of the Effective Date (“rent-ready condition”). Not more than forty-eight (48) hours prior to the Scheduled Closing Date (“Walk Though Date”), a representative of Buyer and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) days prior to the Schedule Closing Date that Seller has not placed in a “rent ready” condition before the Walk Through Date, Buyer shall receive a credit against the Purchase Price at Closing in the amount of $500 per unit.

9.5    Updated Information. Seller shall promptly (i) notify Buyer in writing of any litigation, arbitration, condemnation or administrative hearing before any court or governmental agency concerning Seller or the Property that is instituted after the Effective Date, other than eviction or unlawful detainer actions that will be completed prior to Closing or within an expected period of thirty (30) days thereafter, (ii) provide to Buyer copies of any Leases or Service Contracts entered into after the Effective Date (subject to the terms of Section 9.1 and 9.2 above) and any documents or materials received by Seller from and after the Effective Date that would have been included in Seller Due Diligence Materials if received prior to such date, (iii) within two (2) Business Days after Seller’s receipt of request therefor (which shall not be more than once per week), provide to Buyer an updated Rent Roll with all information concerning the Leases updated through the date that is one (1) Business Day before the date that the updated Rent Roll is delivered to Buyer; (iv) promptly give Buyer copies of all notices received by Seller asserting any breach or default under the Leases or the Service Contracts or any violation of the Permits, Permitted Exceptions or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Property, and (v) promptly furnish to Buyer copies of all written communications given or received by Seller to or from any person concerning any past or present or threatened release of or hazardous substances in, on or under the Real Property or violation of any environmental laws.

10.    DAMAGE OR CONDEMNATION.

10.1    Material Damage or Condemnation. If, after the Effective Date and prior to the Closing Date, the Property shall be destroyed or damaged, or if the Property shall become the subject of any proceedings, judicial, administrative, or otherwise, for eminent domain or condemnation, Seller shall promptly notify Buyer thereof. If (a) the value of the Property destroyed or damaged or subject to taking (and/or the impact on the remainder of the Property) is greater than two percent (2%) of the Purchase Price, or (b) there is any actual or threatened condemnation or eminent domain action of any direct or indirect access to or parking spaces at the Property or would cause the Property to become non-conforming (or legal non-conforming) for zoning purposes, then Buyer shall have the right to terminate this Agreement by written notice to Seller and upon such termination, neither Seller or Buyer shall thereafter have any obligation to each other, other than those that by their terms survive the termination of this Agreement. In the alternative, Buyer may elect to complete the transaction on the terms set forth in this Agreement and, in such event, Buyer shall receive a full assignment of all insurance proceeds paid or payable by reason of such damage or destruction or condemnation awards, as applicable, given as consideration for the taking (other than proceeds, not to exceed $20,000 without the prior written consent of Buyer, reasonably expended prior to Closing in restoration and repair of the Property by Seller, in Seller’s sole and but good faith discretion) plus a credit against the Purchase Price in the amount of the deductible. The phrase “taking by eminent domain” includes any notices of taking or commencement of proceedings under eminent domain power, but excludes any claim for inverse condemnation.

10.2    Non-Material Damage or Condemnation. If (i) the value of the Property destroyed or damaged or subject to taking (and/or the impact on the remainder of the Property) is equal to or less than two percent (2%) of the Purchase Price and (ii) there is no actual or threatened condemnation or eminent domain action of any direct or indirect access to or parking spaces at the Property or that would cause the Property to become non-conforming (or legal non-conforming) for zoning purposes, Buyer shall complete the transaction on the terms set forth in this Agreement and, in such event, Buyer shall receive a full assignment of all insurance proceeds paid or payable by reason of such damage or destruction or condemnation awards, as applicable, given as consideration for the taking (other than proceeds, not to exceed $20,000 without the prior written consent of Buyer, reasonably expended prior to Closing in restoration and repair of the Property by Seller, in Seller’s sole and but good faith discretion) plus a credit against the Purchase Price in the amount of the deductible.

Notwithstanding anything herein to the contrary, the terms of this Section 10 shall not apply to the matter described in the Report, as to which Section 2.2.5 shall control.

11.    DEFAULT

11.1    Buyer’s Default.

(a)    Default. Subject to Section 11.3 below, Buyer shall be deemed to be in default (a “Buyer Default”) hereunder if Buyer fails, for any reason other than Seller’s material default hereunder, to meet, comply with or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, including, without limitation, the failure to deposit any Closing Funds and documents to be deposited by Buyer pursuant to Section 8.4 above on or before the Scheduled Closing Date. Time is of the essence.

(b)    Liquidated Damages. IN THE EVENT THAT THE CLOSING FAILS TO OCCUR ON OR BEFORE THE SCHEDULED CLOSING DATE BY REASON OF A BUYER DEFAULT, THEN THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL TERMINATE AND THE DEPOSIT THEN HELD BY ESCROW HOLDER SHALL BE RELEASED TO SELLER. IN ADDITION, BUYER SHALL BE RESPONSIBLE FOR ALL ESCROW CANCELLATION AND OTHER CHARGES REQUIRED TO BE PAID TO ESCROW HOLDER. IN THE EVENT OF ANY SUCH DEFAULT BY BUYER, THE DEPOSIT SHALL BE DEEMED LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER WHICH SUM SHALL BE PRESUMED TO BE A REASONABLE ESTIMATE OF THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY SELLER BY REASON OF SUCH BUYER DEFAULT. FROM THE NATURE OF THIS TRANSACTION, IT IS IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES THAT SELLER WOULD SUSTAIN, SHOULD A BUYER DEFAULT OCCUR. THE IMPRACTICABILITY AND DIFFICULTY OF FIXING ACTUAL DAMAGES IS CAUSED BY, WITHOUT LIMITATION, THE FACT THAT THE PROPERTY IS UNIQUE. BASED ON THE FOREGOING AND OTHER CONSIDERATIONS, BUYER AND SELLER AGREE THAT LIQUIDATED DAMAGES ARE PARTICULARLY APPROPRIATE FOR THIS

TRANSACTION AND AGREE THAT SAID LIQUIDATED DAMAGES SHALL BE PAID IN THE EVENT OF SUCH A BUYER DEFAULT, NOTWITHSTANDING ANY WORDS OR CHARACTERIZATIONS PREVIOUSLY USED OR HEREIN CONTAINED IMPLYING ANY CONTRARY INTENT, THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY UNDER COLORADO LAW, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SUCH LAW. NOTHING HEREIN SHALL, HOWEVER, BE DEEMED TO LIMIT BUYER’S INDEMNIFICATION OBLIGATIONS PROVIDED IN SECTIONS 3.3 AND 8.8 ABOVE OR FOR SELLER’S RIGHT TO ATTORNEYS’ FEES AND COSTS AS PROVIDED IN SECTION 12.13 BELOW.

Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall have any liability to the other under any circumstances for any damages, including, without limitation, consequential or punitive damages or damages suffered as a result of the other party’s failure to timely complete a tax-deferred exchange.

Buyer’s Initials

BS
        Seller’s Initials

DD

11.2    Seller Default. Subject to Section 11.3 below, in the event Seller defaults (a “Seller Default”) under any of the material terms of this Agreement prior to Closing or any representation or warranty of Seller is untrue in any material respect as of the Effective Date or the Closing Date, Buyer shall be entitled as Buyer’s sole and exclusive remedy to either (A) terminate this Agreement and receive a refund of the Deposit plus Buyer’s Costs (as hereinafter defined), or (B) elect to pursue the remedy of specific performance of Seller’s obligation to deliver the Deed and any such other conveyance documents to Escrow Holder (without any damages of any kind), provided that (i) any such suit for specific performance must be filed within forty-five (45) days after the Scheduled Closing Date, and (ii) Buyer shall have completely and timely performed its obligations hereunder, or (C) Buyer may waive such Seller Default and proceed to Closing. Seller shall have no liability to Buyer under any circumstances for any damages, including, without limitation, consequential or punitive damages or damages suffered as a result of Buyer’s failure to timely complete a tax-deferred exchange. As material consideration to Seller’s entering into this Agreement with Buyer, Buyer waives any right to record or file a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property, except for, or in connection with, the proper exercise by Buyer of its remedy of specific performance under clause (B) of this Section 11.2 or Seller’s failure to pay Buyer’s Costs, if applicable. For purposes of this Agreement, “Buyer’s Costs” shall mean the actual expenses incurred by Buyer (with invoices or other reasonably satisfactory evidence thereof to be provided to Seller) and paid (A) to Buyer’s attorneys (including in-house attorneys) in connection with the negotiation of this Agreement or the proposed purchase of the Property, (B) to third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to this Agreement and (C) to any potential lender in connection with any proposed financing of the Property, not to exceed $25,000 PLUS any non-refundable deposits to lock any rate or spread, or payments to purchase any interest rate cap, paid or payable to any proposed lender or cap provider (provided, however that Buyer shall not make any such deposit or cap payment earlier than five (5) Business Days prior to Closing) in the aggregate.

NOTHING HEREIN SHALL, HOWEVER, BE DEEMED TO LIMIT BUYER’S RIGHT TO ATTORNEYS’ FEES AND COSTS AS PROVIDED IN SECTION 12.13 BELOW.

11.3    Notice and Opportunity to Cure. Neither party shall be deemed to be in default hereunder unless the party claiming such default shall have given written notice to the party claimed to be in default and the party claimed to be in default shall not have cured such notice of default within five (5) Business Days after receipt of notice of default; provided, however, in no event shall the Closing be extended or delayed to permit the cure of a default pursuant to this Section 11.3.

11.4    No Contesting Liquidated Damages. As material consideration to each party’s agreement to the remedies provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the amount or validity of the liquidated damages provided in Section 11.1(b) for any reason whatsoever, including, but not limited to, any defense against the terms of any such provision based on an allegation that such provision was unreasonable under the circumstances existing at the time this Agreement was made. The agreements and waivers set forth in this Section 11.4 shall survive termination of this Agreement.

11.5    Post-Closing Remedies. If, after the Closing, Buyer or Seller fails to perform any of its obligations hereunder that expressly survive the Closing pursuant to the terms of this Agreement, or Buyer or Seller first discovers that the other materially breached any of the representations or warranties as of the Effective Date or as of the Closing Date or any of the covenants under this Agreement, then Seller and Buyer may, subject to Section 11.6 or 11.7, as applicable below, and within the survival period, exercise any remedies available to it at law or in equity, in any order it deems appropriate in its sole and absolute discretion, including, without limitation, seeking specific performance or damages, and in such event, the liquidated damages provisions contained in Section 11.1(b) or remedies under Section 11.2 shall not apply.

11.6    Seller’s Maximum Aggregate Liability; Claims Period. Other than Seller’s express indemnity obligations hereunder and its obligations for payment of attorneys fees under Section, 12.13, notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller under Section 11.5 of this Agreement and any and all documents executed and delivered at Closing (including, without limitation, the breach of any representations and warranties and/or covenants of Seller contained in such documents) for which a claim is timely made by Buyer shall not exceed one percent (1%) of the Purchase Price. Any action, suit or proceeding brought by Buyer against Seller under this Agreement shall be commenced and served, if at all, on or before the date which is three hundred sixty-five (365) days after the Closing and, if not commenced and served on or before such date, thereafter shall be void and of no force and effect. No claim for a breach by Seller of any representation or warranty or any other provision of this Agreement shall be actionable or payable (a) if the breach in question is reasonably identifiable based on a condition, state of facts or other matter set forth in the Seller Due Diligence Materials, the Buyer Due Diligence Materials or otherwise actually known to Buyer prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Twenty Thousand Dollars ($20,000), in which event the full amount of such claims shall be actionable, subject to this Section 11.6, and (c) unless an action shall have been commenced by Buyer against Seller within twelve (12) months of Closing.

11.7    Buyer’s Maximum Aggregate Liability; Claims Period. Other than Buyer’s express indemnity obligations hereunder and its obligations for payment of attorneys fees under Section, 12.13, below, notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Buyer pursuant hereto or in connection herewith, the maximum aggregate liability of Buyer under Section 11.5 of this Agreement and any and all documents executed and delivered at Closing (including, without limitation, the breach of any representations and warranties and/or covenants of Buyer contained in such documents) for which a claim is timely made by Seller shall not exceed one and one percent (1%) of the Purchase Price. Any action, suit or proceeding brought by Seller against Buyer under this Agreement shall be commenced and served, if at all, on or before the date which is three hundred sixty-five (365) days after the Closing and, if not commenced and served on or before such date, thereafter shall be void and of no force and effect. No claim for a breach by Buyer of any representation or warranty or any other provision of this Agreement shall be actionable or payable (a) if the breach in question is actually known to Seller prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Twenty Thousand Dollars ($20,000), in which event the full amount of such claims shall be actionable, subject to this Section 11.7, and (c) unless an action shall have been commenced by Seller against Buyer within twelve (12) months of Closing.

12.    MISCELLANEOUS

12.1    Definition of Business Day. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday or a holiday observed by national or federally chartered banks. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Colorado time) on such date or dates, and references to "days" shall refer to calendar days, except if such references are to Business Days. Any event specified to occur on a non-Business Day shall be extended automatically to the end of the first Business Day thereafter.

12.2    Binding Effect. Subject to the restrictions on assignment contained in Section 12.3, this Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective legal representatives, successors and assigns.

12.3    Assignment. This Agreement may not be assigned by Buyer without Seller’s prior written consent which may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to any entity wholly owned or controlled by the Buyer originally named in the first paragraph of this Agreement or by Steadfast Apartment REIT, Inc.; provided that such assignment shall be subject to a written assignment executed by assignor and assignee and delivered to Seller on or before the Scheduled Closing Date. In no event, shall Buyer be released from liability under this Agreement unless and until Closing occurs.

12.4    Severability. If any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement, but, to the extent permitted by law, the Agreement shall be construed to give effect to the intent manifested by the portion held inoperative or invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

12.5    Entire Understanding. This Agreement represents the entire understanding of Buyer and Seller, and supersedes all prior and concurrent written or oral agreements or representations, if any.

12.6    Amendments. This Agreement may not be modified, changed or supplemented except by written instrument signed by both parties.

12.7    Colorado Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of Colorado applied to agreements to be performed entirely within the State of Colorado by residents of the State of Colorado.

12.8    Waiver. Other than deemed waivers provided for herein, all waivers by either party shall be in writing. The waiver by either party of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition of this Agreement.

12.9    Notices. Notices required or permitted pursuant to this Agreement shall be sent to the addresses set forth in Section 1 above. Any and all notices or other communication required or permitted by this Agreement shall be in writing and given (i) personally, including overnight courier, or (ii) by fax transmission to the fax number provided above, or (iii) by nationally or regionally-recognized overnight courier (such as Federal Express, UPS, or DHL), or (iv) by first class U. S. mail (postage fully prepaid) to the address shown above. Any notice delivered as described above shall be deemed received: (i) if given personally, on the date of delivery; (ii) if given by fax, if the fax is sent as evidenced by a confirmation slip from the sender’s fax machine showing recipient’s fax number before 5:00 p.m. on a Business Day, then delivery shall have occurred on such Business Day, and if such occurs after 5:00 p.m. or on a non Business Day, the delivery shall have occurred on the next Business Day; (iii) if sent by overnight courier, then delivery shall have occurred on the first Business Day after delivery to such overnight courier, or (iv) if by mail, three (3) Business Days after posting in the U.S. mail. A party may change its address by written notice at any time.

12.10    Captions. The captions inserted herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any of the provisions hereof.

12.11    Exhibits. All exhibits and schedules referred to herein are incorporated by reference as though fully set forth herein.

12.12    Time of the Essence. Time is of the essence in this Agreement and failure to comply with this provision shall be a material breach of this Agreement.

12.13    Attorneys’ Fees. Should any party institute any action, proceeding, suit, arbitration, appeal or other similar proceeding or other non‑judicial dispute resolution mechanism (“Action”) to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in such Action shall be entitled to receive from the other party(s) all reasonable attorneys’ fees, accountants’ fees, expert witness fees, and any and all other similar fees, costs and expenses incurred by the prevailing party in connection with the Action and preparations therefor (“Fees”). If any party files for protection under, or voluntarily or involuntarily becomes subject to, any chapter of the United States Bankruptcy Code or similar state insolvency laws, any other party shall be entitled to any and all Fees incurred to protect such party’s interest and other rights under this Agreement, whether or not such action results in a discharge.

12.14    No Personal Liability of Officers, Directors, Etc. Each party acknowledges that this Agreement is entered into by a legal entity and therefore agrees that no shareholder or individual officer, director, trustee, asset manager, employee, partner, member, agent or other representative of such entity shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

12.15    Cooperation in Section 1031 Tax Deferred Exchange. Buyer and Seller shall each reasonably cooperate in the other’s implementation of an IRC Section 1031 tax-deferred exchange (a "1031 Exchange"), provided such cooperation shall be at no cost or expense to the cooperating party, shall not require the cooperating party to take title to any property other than the Property, shall not require the cooperating party to execute any notes or other obligations or indebtedness, shall not delay the Scheduled Closing Date, and the Real Property shall be conveyed by direct deed from Seller to Buyer. A party’s contemplated 1031 Exchange shall not impose upon the other any additional liability or financial obligation or otherwise reduce, alter or eliminate any rights or obligations under this Agreement, and each party agrees to indemnify, defend and hold the other harmless from any costs and liability that might arise from such other party’s 1031 Exchange. This Agreement is not subject to or contingent upon either party’s ability to dispose of its exchange property or effectuate an exchange. In the event any 1031 Exchange contemplated by either party should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein. Any 1031 Exchange shall be consummated through the use of a qualified intermediary. The provisions of this Section 12.15 shall survive Closing or any earlier termination of this Agreement.

12.16    Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to form one document.

12.17    Electronic Signatures. Signatures to this Agreement transmitted by facsimile or by electronic transmission shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or scanned signature and shall accept the telecopied or scanned signature of the other party to this Agreement.

12.18    Survival. The following shall survive the Closing and delivery of the Deed indefinitely: (i) any Buyer or Seller indemnifications expressly set forth in Section 8.8 of this Agreement, and (ii) the release set forth in Section 7.3 above. The provisions of Section 7.1 (Seller’s Representations and Warranties) and Section 7.2 (Buyer’s Representations and Warranties) and obligations under Section 11.5 shall survive Closing for a period of nine (9) months. Except as provided above or elsewhere in this Agreement, upon completion of the Closing all other liabilities and obligations of Buyer and Seller hereunder shall terminate.

12.19    Lead Paint Disclosure. Every buyer of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The Seller of any interest in residential real property is required to provide the Buyer with any information on lead-based paint hazards from risk assessments or inspections in the Seller's possession and notify the Buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

13.    JURY TRIAL WAIVER. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH SELLER AND/OR BUYER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH, OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES AND EACH HEREBY REPRESENTS AND WARRANTS TO THE OTHER THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS AND WARRANTS TO THE OTHER THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OF ITS OWN FREE WILL, AND HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

14.    RECORD ACCESS AND RETENTION. Seller shall promptly provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer reasonable access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to the Seller). In no event shall Seller be obligated to deliver any Excluded Documents to Buyer. Buyer shall be responsible for all out-of-pocket costs associated with this audit, including without limitation any costs payable to its property manager or other third-party in order to accommodate Buyer’s rights under this paragraph. Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Buyer or any affiliate of Buyer, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller’s obligation to maintain its records for use under this Section 21 shall be an on-going condition to Buyer’s obligation to Close Escrow, and Seller shall maintain its records for use under this Section 21 for a period of not less than two (2) years after the Closing Date. The provisions of this Section shall survive Closing.
15.    Parallel Agreement. Seller (or an affiliate thereof) and Buyer have entered into a separate Purchase and Sale Agreement as of the Effective Date (the “Parallel Agreement”) relating to the sale of Bella Terra at City Center, 15400 East Evans Ave, Aurora, CO 80013. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall have no right to purchase, and the Seller shall be under no obligation to sell, the Property unless the transactions contemplated by the Parallel Agreement are consummated (the “Parallel Sale”), it being the express intention and agreement between Buyer and Seller that, as an inducement to Seller and Buyer to enter into this Agreement, Buyer and Seller (or an affiliate thereof) have entered into the Parallel Agreement. If Buyer terminates the Parallel Agreement under Section 3.5 of the Parallel Agreement, this Agreement shall automatically terminate (other than the provisions that expressly survive termination) and the Deposit, less the Independent Consideration, shall be returned to Buyer. Similarly, if Buyer terminates this Agreement under Section 3.5, above, the Parallel Agreement shall automatically terminate (other than the provisions that expressly survive termination) and the Deposit, less the Independent Consideration, shall be returned to Buyer under the Parallel Agreement. Notwithstanding the foregoing, if the Parallel Agreement is consummated and Buyer or Seller thereafter fail to close the transaction that is the subject of this Agreement, the parties shall be entitled to their rights and remedies under this Agreement but the Parallel Sale shall not be subject to rescission or otherwise to legal action, whether or law or in equity, arising solely from the failure to close under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

SELLER:	GPP Stonebrook LLC
a Delaware limited liability company

	By:	Granite Peak Partners Opportunity Fund III, LP
a Delaware limited partnership, its Sole
Member

		By:	GPP I, LLC,
a California limited liability
company,
its General Partner

			By:	/s/ Bruce Savett

Dated: March 19, 2015

BUYER:	STEADFAST ASSET HOLDINGS, INC.,
a California corporation

	By:	/s/ Dinesh Davar
	Name:	Dinesh Davar
	Title:	Chief Financial Officer

Dated: March 18, 2015

We acknowledge receipt of a fully executed copy of the foregoing “Purchase and Sale Agreement” executed by Seller and Buyer and we agree to follow all instructions contained therein.

ESCROW HOLDER

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Valerie Rapp
Name:	Valerie Rapp
Title:	VP

Schedule “1”

Rent Roll

[INTENTIONALLY OMITTED]

SCHEDULE 1

Schedule “2”

Rate Schedule

[INTENTIONALLY OMITTED]

SCHEDULE 2

Schedule “3”

Service Contracts

[INTENTIONALLY OMITTED]

SCHEDULE 2

Schedule “4”

Material Tangible Personalty

[INTENTIONALLY OMITTED]

SCHEDULE 2

Schedule “5”

Litigation

[INTENTIONALLY OMITTED]

SCHEDULE 2

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

EXHIBIT A

Hearthstone

Legal Description

Lot 1,

Block 1,

Sunset Place Subdivision Filing No. 1,

County of Arapahoe, State of Colorado.

EXHIBIT A

EXHIBIT B

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO: ____________________________ ____________________________ ____________________________

______________________________________________________________________________
(Space above this line is for recorder’s use)

SPECIAL WARRANTY DEED

This Special Warranty Deed (this “Deed”) is made on this ____ day of __________, 2015. _________________________, whose address is c/o ___________________________ (“Grantor”), for and in consideration of the payment of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby sell and convey to ____________________, a __________ __________ (“Grantee”), whose address is ___________________________________________________________, all of its right, title and interest in and to the following described real property, to-wit:

See Exhibit 1 attached hereto and incorporated herein by this reference;

Subject only to the matters set forth on Exhibit 2 attached hereto and incorporated herein by this reference;

With all its appurtenances and warrants the title against all persons lawfully claiming under Grantor, subject to the matters set forth above.

Signature Page Immediately Follows]

IN WITNESS WHEREOF, Grantor has executed this Deed as of the date first set forth above.

GRANTOR:

EXHIBIT 1
TO
SPECIAL WARRANTY DEED

LEGAL DESCRIPTION

1-1

EXHIBIT 2
TO
SPECIAL WARRANTY DEED

PERMITTED EXCEPTIONS

1-2

STATE OF COLORADO

COUNTY OF ___________    )
On ________________, 201_, before me, __________________ (here insert name and title of the officer), personally appeared (insert name(s) of signer(s)) who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

____________________________________             (Notary Seal)
(SIGNATURE OF NOTARY)

EXHIBIT C

ASSIGNMENT OF LEASES, CONTRACTS
AND BILL OF SALE

This Assignment of Leases, Contracts and Bill of Sale is made effective as of ________, 201_ (the “Effective Date”), by and between ___________________ (“Assignor”), and _________________________________ (“Assignee”).

WITNESSETH

Assignor and Assignee’s predecessor in interest (Steadfast Asset Holdings, Inc.) entered into that certain Purchase and Sale Agreement dated as of _______________, 2015 (the “Agreement”), respecting the sale of certain real property located in the City of______________, County of Denver, State of Colorado, more particularly described in Exhibit A attached hereto (the “Real Property”).

Under the Agreement, Assignor is obligated to transfer an assign to Assignee any and all of Assignor’s right, title and interest in and to all the “Leases”, “Service Contracts”, “Permits”, “Warranties” and “Personalty”, as such terms are defined below.

NOW, THEREFORE, as of the Effective Date, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Assignee all of Assignor’s right, title and interest, if any, in and to the following (collectively, the “Assigned Property”):

(a)    All existing leases, licenses and occupancy agreements (collectively, the “Leases”) of any of the Land or improvements thereon, including, without limitation, those Leases described in Schedule 1 attached hereto (collectively, the “Leases”) including all obligations regarding security deposits thereunder to the extent such security deposit is described on Schedule 3 attached hereto (the “Deposits”);

(b)    The contracts described in Schedule 2 (collectively, the “Service Contracts”) without any representation or warranty as to their assignability;

(c)    All guaranties or warranties in favor or Assignor relating to the Real Property and improvements or equipment installed in the Real Property, the Leases or the Personalty (collectively, the “Warranties”);

(d)    All federal, state and local governmental consents, waivers, authorizations, licenses, approvals and permits required for the occupancy, management, leasing, maintenance and operation of the Real Property (collectively, the “Permits”); and

(e)    All furnishings, equipment, fixtures, appliances, supplies, materials and all other tangible personal property located on, affixed to or used in connection with the Real Property, and any and all intangible rights and property owned by Seller and used in connection with the Real Property, including, without limitation, the name “Hearthstone at City Center Apartments” (including derivations thereof), websites, web domains and internet addresses, all phone number(s) for the Real Property, all fax number(s) for the Real Property, logos, entitlements, and plans, specifications, studies, reports or surveys relating to the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager or the tenants of the Real Property under tenant leases, including without limitation the items of material tangible personal property described on Schedule 4 (collectively, the “Personalty”).

Assignee accepts the Assigned Property and assumes all obligations under the Leases and the Service Contracts arising on and after the Effective Date, including, without limitation, all obligations to the tenants under the Lease for the return of the Deposits pursuant to such Leases. Assignee shall indemnify, defend, and hold Assignor harmless from and against all demands and claims made by tenants arising out of the transfer or disposition of any Deposits as well as obligations of Assignee under the Leases arising from events occurring on and after the date hereof. Assignor shall indemnify, defend, and hold Assignee harmless from and against all demands and claims made by tenants arising out of the transfer or disposition of any deposits other than the Deposits and from any other obligations of Assignor under the Leases arising from events occurring prior to the date hereof.

Notwithstanding the foregoing or anything to the contrary contained herein, such transfer, assignment and sale shall not include any rights or claims arising prior to the date hereof that Seller may have against any person with respect to such Assigned Property to the extent identified on Schedule 5.

This Assignment is made by Assignor on an “as is, where is” basis, and without any representation of warranty whatsoever except as otherwise set forth in the Agreement.

Exhibit A and Schedules 1 through 5 are hereby incorporated herein by this reference. This Assignment is binding upon and inures to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the above date.

ASSIGNOR:	By: _____________________ Name:___________________ Title:_____________________ Dated: ____________, 2015
ASSIGNEE:	_____________________________

Schedule 1
to
Assignment of Contracts and Bill of Sale

Leases

Schedule 2
to
Assignment of Leases and Contracts and Bill of Sale

Service Contracts

Schedule 3
to
Assignment of Leases and Contracts and Bill of Sale

Security Deposits

Unit        Tenant                    Security Deposit

Schedule 4
to
Assignment of Leases and Contracts and Bill of Sale

Personalty

Schedule 5
to
Assignment of Leases and Contracts and Bill of Sale

Excluded Claims

EXHIBIT D

FORM OF TENANT NOTICE

____________________, 201_

This is to notify you that ________________, LLC, a _____________ limited liability company (“Seller”), has sold its interest in the property described above and in connection therewith has assigned its interest as landlord under your lease to _____________________, a _______________________ (“Buyer”).
You are further notified that any refundable security deposits or any prepaid rents under your lease have been transferred to Buyer.
Commencing, as of ________________________, all rental payments under your lease shall be paid to Buyer or as Buyer shall direct. Please make your rent checks payable to Buyer at the following address
__________________________
__________________________
__________________________
Any written notices you desire or are required to make to the landlord under your lease should hereafter be sent to Buyer at the above address.

Very truly yours,

SELLER:                        BUYER:

__________________________    __________________________
a _________________________    a _________________________

By: __________________________            By:     __________________________
Its: __________________________            Its:     __________________________

EXHIBIT E

SELLER DUE DILIGENCE MATERIALS

[INTENTIONALLY OMITTED]

EXHIBIT F

REPORT

[INTENTIONALLY OMITTED]